EXHIBIT 99.2

CDEX Inc. Appoints Donald W Strickland as its New CEO

Tucson, Arizona – April 19, 2010 – CDEX Inc. (OTCBB: CEXI) (www.cdexinc.com) announces that its Board of Directors has appointed Donald W. Strickland as its new CEO.  Mr. Strickland, a Director of the Company, has served in senior management positions for over 30 years and has successfully developed businesses for both large public companies and technology startups. He has held executive positions at Eastman Kodak Company and Apple Computer, including heading product development, manufacturing, and sales organizations. In 1996 he became CEO of PictureWorks Technology, a technology startup, which he sold for $200M in 2000 to IPIX Corporation, a public company traded on the NASDAQ exchange. Thereafter, he served as President and CEO of IPIX through 2004, during which time he led the company through a major restructuring, focusing on the security markets and taking the company to profitability. Mr. Strickland holds a Bachelor's Degree in Physics from Virginia Tech, a Master's Degree in Physics from the University of Notre Dame, a Master's Degree in Optics from the University of Rochester, a Master's Degree in Management from Stanford University and a Law Degree from George Washington University.  He replaces Malcolm Philips, the founding CEO and Chairman of the Board.

“Mr. Strickland is a seasoned senior executive who has demonstrated his capability to lead both private and public companies in commercializing products and maximizing value for shareholders,” said Malcolm Philips.  I can think of no better or more qualified person to take the reins of the Company and we are very pleased with this appointment.”

“I am pleased to assume the position of CEO and look forward to a year of strong growth and increased opportunities for the Company,” said Don Strickland. “Demand for ValiMed™ MVS has picked up this year and we recently announced substantial progress made on our financial restructuring plan. These are two important leading indicators for the success of the Company.”

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets.  The ValiMed MVS product line provides life-saving validation of high-risk medications and helps prevent diversion of returned narcotics.  The ID2™ product line detects trace amounts of illegal drugs, such as methamphetamine.  CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings.  For more information, contact Greg Firmbach at greg.firmbach@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks and uncertainties that cannot be accurately predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.

4555 S. Palo Verde Rd. Suite 123    Tucson, AZ 85714    (520) 745-5172www.cdexinc.com